Exhibit 10.24

LEASE TERMINATION AGREEMENT AND RELEASE

This Lease Termination Agreement and Release (“Agreement”) is made and entered into this ____ day of __________________, 2009 (the “Effective Date”), by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (hereinafter “Landlord”) and ADHEREX, INC., a Delaware corporation (hereinafter “Tenant”).  Landlord and Tenant are collectively referred to as the “Parties”.

W I T N E S S E T H :

WHEREAS, Landlord and Biostratum, Inc., a Delaware corporation (“Assignor”) entered into a lease dated September 8, 2000 (the “Original Lease”), as amended by that certain Lease Amendment Number One dated August 31, 2005 (the “First Amendment”), as further amended and assigned to Tenant pursuant to that certain Partial Assignment of Lease and Lease Amendment Number Two dated August 31, 2005 (the “Assignment and Amendment”) (the Original Lease, the First Amendment and the Assignment and Amendment collectively referred to as the “Lease”), whereby Landlord leased to Tenant those certain premises known as Suites 140 and 200, containing approximately 18,272 rentable square feet of space (the “Premises”), in the Maplewood Building (the “Building”) located at 4620 Creekstone Drive, Durham, Durham County, North Carolina; and

WHEREAS, the Parties desire to terminate and cancel the Lease and Tenant’s right of occupancy of the Premises under the Lease on December 31, 2009, and to release each other from their respective obligations under the Lease as of the Effective Date, other than Tenant’s right to occupancy of the Premises through December 31, 2009.

NOW, THEREFORE, for and in consideration of the Lump-Sum Payment (as defined below), the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Termination of Lease.  The Parties agree that the Lease shall be terminated and cancelled by the Parties and the Lease shall have no further force or effect, effective as of 11:59 p.m. on December 31, 2009 (the “Termination Date”), upon the terms set forth below.  On the Termination Date, Tenant shall have no further possessory rights in the Premises.

2.

Tenant Obligations.  As a condition for the termination of the Lease, Tenant hereby agrees to do the following:

a.

On or before September ___, 2009, Tenant shall pay to Landlord a one-time lump-sum payment of One Hundred Seventy-five Thousand Five Hundred Fifty and 16/100 Dollars ($175,550.16), which payment includes a termination fee, all Rent due under the Lease from October 1, 2009 through the Termination Date, all sums due and owing to Landlord as of the Effective Date of this Agreement, the cost of all repairs to the Premises, brokerage fees, legal fees and all other sums due under the Lease up to and including the Termination Date (the “Lump-Sum Payment”).  The Lump-Sum Payment represents an accord and satisfaction between the Tenant and Landlord of the full liquidated amount and any other amounts allegedly due from Tenant under the Lease to Landlord.  Except as specifically provided in Section 3(b) herein, upon payment by Tenant of the Lump-Sum Payment, no further amounts shall be due and owning to Landlord by Tenant under the Lease and Tenant shall have no further obligations under the Lease.

b.

Tenant shall continue to maintain liability insurance naming Landlord as an additional insured during the period between the Effective Date and the Termination Date.

c.

On the Termination Date, Tenant shall vacate the Premises and deliver to Landlord the Premises in broom clean condition.

d.

On or prior to the Termination Date, Tenant shall surrender and deliver up to Landlord all materials, keys and other property of Landlord in Tenant’s possession.

3.

Property Remaining in Premises and Additional Obligations.

a.

Landlord and Tenant hereby agree that all furniture, fixtures and equipment listed on Exhibit A, attached hereto and incorporated herein by reference, as well as the generator, supplemental HVAC units, phones and phone systems, FM 200 system and card access system (which shall be left intact and connected) (collectively, the “FF&E”) shall remain at the Premises and be transferred to Landlord as provided herein.  On or before the Termination Date, Tenant shall execute any and all documentation necessary to (i) verify that the FF&E are free and clear of all liens and encumbrance, and (ii) transfer the FF&E to Landlord by Bill of Sale in its then “as is” condition.

b.

Landlord and Tenant acknowledge and agree that Landlord shall cause the Premises to be inspected and, if necessary, decontaminated as to hazardous materials and materials used in or generated through the research activity performed by Tenant in the Demised Premises.  Landlord and Tenant further acknowledge and agree that the cost of the inspection is incorporated into the Lump Sum Payment and that Tenant shall owe no further amounts to Landlord related to such inspection; provided, however, that if such inspection results in necessary decontamination and other work related to hazardous materials in the Demised Premises, Tenant shall be responsible for any and all costs related to such decontamination and other work.  Landlord shall complete the decommission inspection on or before October 15, 2009 and shall notify Tenant of the results of such inspection, including the anticipated costs to Tenant of any necessary decontamination.  In the event decontamination of the Demised Premises is necessary based upon the results of such inspection, Landlord shall diligently pursue completion of such decontamination.  Upon completion of any decontamination, if necessary, or upon finding in the inspection that decontamination is unnecessary, Tenant shall be released entirely from all claims relating to hazardous materials in the Demised Premises.  Tenant hereby represents and warrants that it was not a small quantity hazardous waste generator during the Term of the Lease.

4.

Landlord’s Right to Re-let the Premises and to Terminate Tenant’s Possession.  Notwithstanding anything contained herein to the contrary, Tenant hereby agrees that as of the Effective Date, Landlord shall be entitled to freely market the Premises to third parties with no prior notice to Tenant required.  Landlord shall be free to lease the Premises to any entity or person it desires, and Tenant shall have no right or claim to any rents or other income received by Landlord for the Premises subsequent to the Termination Date.

5.

Tenant’s Possessory Rights in the Premises.  Notwithstanding the foregoing, Tenant shall retain its possessory rights in the Premises until and through the Termination Date (subject to Landlord’s right to re-let the Premises and to terminate Tenant’s possessory rights prior to the Termination Date).  Tenant is free to vacate the Premises as of the Effective Date.

6.

General Release of Tenant by Landlord.  In consideration of the Lump-Sum Payment, and based upon the mutual promises contained herein and other good and valuable consideration, Landlord, on its behalf and on behalf of all of its affiliates, divisions, subsidiaries, employees, owners, officers, directors, shareholders, partners, legal representatives, insurers, creditors, related companies, predecessors, successors, heirs, assigns and personal representatives (collectively, the “Landlord Releasing Parties”), hereby fully and expressly, knowingly, voluntarily, and unconditionally releases, acquits and forever discharges Tenant, and all of its affiliates, divisions, subsidiaries, employees, owners, officers, directors, shareholders, partners, legal representatives, insurers, creditors, related companies, predecessors, successors, heirs, assigns and personal representatives (collectively, the “Tenant Released Parties”), from their obligations accruing under the Lease after the Effective Date and any and all other claims, obligations, liabilities, promises, agreements, controversies, damages, actions, causes of action, rights, demands, losses, debts, contracts, commitments or expenses of every kind and nature, that Landlord now has, or which it may have against the Released Parties from the beginning of time up to, through and including the date of this Agreement, or any claim of attorneys’ fees.  This release, however, in no way waives any of Landlord’s claims arising against the Tenant Released Parties from the breach of this Agreement itself.

7.

General Release of Landlord by Tenant.  In consideration of the Lump-Sum Payment, and based upon the mutual promises contained herein and other good and valuable consideration, Tenant, on its behalf and on behalf of all of its affiliates, divisions, subsidiaries, employees, owners, officers, directors, shareholders, partners, legal representatives, insurers, creditors, related companies, predecessors, successors, heirs, assigns and personal representatives (collectively, the “Tenant Releasing Parties”), hereby fully and expressly, knowingly, voluntarily, and unconditionally releases, acquits and forever discharges Landlord, and all of its affiliates, divisions, subsidiaries, employees, owners, officers, directors, shareholders, partners, legal representatives, insurers, creditors, related companies, predecessors, successors, heirs, assigns and personal representatives (collectively, the “Landlord Released Parties”), from their obligations accruing under the Lease after the Effective Date and any and all other claims, obligations, liabilities, promises, agreements, controversies, damages, actions, causes of action, rights, demands, losses, debts, contracts, commitments or expenses of every kind and nature, that

Tenant now has, or which may have against the Landlord Released Parties from the beginning of time up to, through and including the date of this Agreement, or any claim of attorneys’ fees.  This release, however, in no way waives any of Tenant’s claims arising against the Landlord Released Parties from the breach of this Agreement itself.

8.

Merger; Entire Agreement; Modification.  This Agreement contains the entire agreement of the Parties and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations or communications on behalf of such parties.  There are no representations or agreements, oral or otherwise, that are not contained in this Agreement.  No modification of this Agreement shall be valid unless made in writing, and executed and delivered by both Landlord and Tenant.

9.

No Admissions.  This Agreement, including the mutual release of claims herein, constitutes a compromise and settlement of the Parties, and nothing contained in this Agreement shall be construed as an admission of any fact or of any liability on the part of the Parties.

10.

Agreement Product of Negotiation; No Drafter.  The terms of this Agreement are the result of negotiation among the Parties.  Thus, the Parties agree that no party shall be deemed the drafter of any provision of this Agreement and that the rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be used in the interpretation of this Agreement.

11.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

12.

No Waiver of Remedies.  The waiver of any right or remedy for a breach of this Agreement shall in no event be construed to be a waiver of any future breach of the same or of a different nature.

13.

Partial Invalidity.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

14.

Governing Law.  This Agreement shall be construed under and governed by the laws of the State of North Carolina without application of the principles of conflicts of laws, and the parties consent that jurisdiction in the federal or state courts of Wake County, North Carolina shall be proper for the resolution any dispute arising from this Agreement.

15.

Authority.  Each party represents that its signatory hereto has the requisite authority to bind that party to the terms herein, and that each party has had the opportunity to discuss the terms of this Agreement with its legal counsel prior to signing.

16.

Counterparts.  This Agreement may be executed via facsimile and in any number of counterparts, all of which taken together shall constitute one agreement.  For purposes of enforceability, a copy of this fully executed Agreement shall have the same authority as an executed original document.

17.

Costs. Each of the Parties shall bear its own expenses and costs associated with any litigation arising from this Agreement, including attorney’s fees, and that no claim for such expenses or costs shall be made by any Party against any of the other Parties.

18.

Headings.  The headings used in this Agreement are included for purposes of convenience only, and shall not effect the construction or interpretation of any provisions of this document.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement in four originals, all as of the day and year first above written.

TENANT:

ADHEREX, INC.

a Delaware corporation

By:

Name:

Title:

Date:

LANDLORD:

HIGHWOODS REALTY LIMITED PARTNERSHIP

a North Carolina limited partnership

     By: Highwoods Properties, Inc., its general partner

     a Maryland corporation

By:

Name:

Title:

Date: